Exhibit 99.1

Chase, Visa and United Airlines On Board for Multi-Year Extension

to Credit Card Program

Partnership extension will continue providing United MileagePlus® Cards from Chase

WILMINGTON, Del. – Sept. 16, 2015 – Chase Card Services, a division of JPMorgan Chase & Co. [NYSE: JPM], Visa Inc. [NYSE: V] and United Airlines [NYSE: UAL] today announced the extension of the popular United MileagePlus® credit card program. The multi-year agreements extend the more than 20-year legacy of providing exceptional benefits tailored for consumer and business cardmembers.

“This renewal reinforces our long-standing commitment to providing our mutual customers valuable rewards and travel privileges to get the most out of their travel,” said Eileen Serra, chief executive officer of Chase Card Services. “We are thrilled to continue this successful partnership, and look forward to collaborating on the progression of the overall program.”

“The partnership between United Airlines, Chase and Visa creates great value for our customers, offering them an unmatched set of products and services when they fly on United and every day,” said Tom O’Toole, senior vice president and chief marketing officer of United Airlines. “Our continued partnership ensures that we will continue to advance these benefits for years to come.”

“We are pleased to extend our partnership with United to continue to offer customers one of the world’s most popular rewards card programs,” said Ryan McInerney, President, Visa Inc. “Our long and rich history together provides a unique opportunity to innovate and offer new experiences and benefits to United travelers.”

This extension will continue offering a rich credit card program across multiple products including the United MileagePlus® Explorer, United MileagePlus® Explorer Business and United MileagePlus® Club cards. Additionally, cardmembers will continue to enjoy access to exclusive events with InsideAccess.com as well as exclusive luxury hotel and resort privileges.

About United

United Airlines and United Express operate an average of nearly 5,000 flights a day to 362 airports across six continents. In 2014, United and United Express operated nearly two million flights carrying 138 million customers. United is proud to have the world’s most comprehensive route network, including U.S. mainland hubs in Chicago, Denver, Houston, Los Angeles, New York/Newark, San Francisco and Washington, D.C. United operates nearly 700 mainline aircraft, and this year, the airline anticipates taking delivery of 34 new Boeing aircraft, including the 787-9 and the 737-900ER. United is also welcoming 49 new Embraer E175 aircraft to United Express. The airline is a founding member of Star Alliance, which provides service to 192 countries via 28 member airlines. More than 84,000 United employees reside in every U.S. state and in countries around the world. For more information, visit united.com, follow @United on Twitter or connect on Facebook. The common stock of United’s parent, United Continental Holdings, Inc., is traded on the NYSE under the symbol UAL.

About Visa

Visa Inc. (NYSE: V) is a global payments technology company that connects consumers, businesses, financial institutions, and governments in more than 200 countries and territories to fast, secure and reliable electronic payments. We operate one of the world’s most advanced processing networks — VisaNet — that is capable of handling more than 65,000 transaction messages a second, with fraud

Media contacts:

Chase: Ashley Dodd, (302) 282-5011, Ashley.e.Dodd@Chase.com

Visa: Nicole Kenyon, (650) 432-7005, NKenyon@visa.com

United Airlines: Rahsaan Johnson, (872) 825-8628, Rahsaan.Johnson@united.com protection for consumers and assured payment for merchants. Visa is not a bank and does not issue cards, extend credit or set rates and fees for consumers. Visa’s innovations, however, enable its financial institution customers to offer consumers more choices: pay now with debit, ahead of time with prepaid or later with credit products. For more information, visit usa.visa.com/about-visa, visacorporate.tumblr.com and @VisaNews.

About Chase

Chase is the U.S. consumer and commercial banking business of JPMorgan Chase & Co. (NYSE: JPM), a leading global financial services firm with assets of $2.6 trillion and operations worldwide. Chase serves nearly half of America’s households with a broad range of financial services, including personal banking, credit cards, mortgages, auto financing, investment advice, small business loans and payment processing. Customers can choose how and where they want to bank: More than 5,500 branches, 18,000 ATMs, mobile, online and by phone. For more information, go to Chase.com.

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